Exhibit 3.3

AMENDED AND RESTATED BYLAWS

OF

METROPOLITAN BANK HOLDING CORP.

(THE “CORPORATION”)

As amended and restated on July 31, 2024

ARTICLE I

SHAREHOLDER MEETINGS

Section 1.  Place and Time of Meetings.  Meetings of the shareholders may be held at any place, within or without the State of New York, designated by the Board of Directors of the Corporation (the “Board” or the “Board of Directors”) and, in the absence of such designation, shall be held at the office of the Corporation in the State of New York.  The Board of Directors shall designate the day and the time of day for each meeting.

Section 2.  Annual Meetings. The annual meeting of the shareholders shall be held on such date and at such time and place as the Board of Directors may direct.  At the annual meeting the shareholders, voting as provided in the Certificate of Incorporation, shall elect directors, and shall transact such other business as may properly come before them.

Section 3.  Special Meetings.  A special meeting of the shareholders may be held at any time and for any purpose and may only be called by the President, the Secretary of the Corporation or the Board of Directors, except as may otherwise be required by law.

Section 4.  Quorum; Adjourned Meetings.  The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at any annual or special meeting shall constitute a quorum for the transaction of business.  Any meeting (whether or not a quorum is present) may be adjourned to a subsequent date, provided notice of the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.  If a new record date for the adjourned meeting is fixed, a notice of the adjourned meeting shall be given to each shareholder of record on the new record date, as provided in Section 7 of this Article.  At an adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally scheduled.  If a quorum is present, the shareholders may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 5.  Voting.  At any meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote either in person or by proxy authorized by an instrument in writing filed with the Corporation and in accordance with any procedures established for the meeting.  Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors. Any facsimile telecommunication, e-mail delivery of a “.PDF” format data file, or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication, e-mail or other reproduction shall be a complete reproduction of the entire original writing or transmission. No proxy shall be valid after eleven (11) months from the date of its execution except for a proxy coupled with an interest.  Each shareholder, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share having voting power registered in his or her name on the books of the Corporation.  Upon the demand of any shareholder, the vote upon any question before the meeting shall be by ballot. Other than as to the election of directors, and other than as may be required by the Certificate of Incorporation or law, all questions shall be decided by a majority vote of the number of votes cast for or against such action by the holders of shares entitled to vote thereon.

Section 6.  Record Date.  The Board of Directors may fix a date, not more than sixty (60) nor less than ten (10) days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of, and to vote at, such meeting, and in such case only shareholders of record on the date so fixed shall be entitled to receive such notice and to vote, notwithstanding any transfer of shares on the books of the Corporation after any record date so fixed.  The Board of Directors may close the books of the Corporation against the transfer of shares during the whole or any part of such period between such record date and the meeting date.  If the Board of Directors fails to fix a record date for determination of the shareholders entitled to notice of, and to vote at, any meeting of shareholders, the record date shall be the sixtieth (60th) day preceding the date of such meeting.

Section 7.  Notice of Meetings.  There shall be provided to each shareholder, shown by the books of the Corporation to be a holder of record of voting shares, at his or her address as shown by the books of the Corporation, a notice setting out the time and place of each annual meeting and each special meeting, which notice shall be given by any means permitted under applicable law, not less than ten (10) days nor more than sixty (60) days prior thereto unless otherwise required by law.  Every notice of any special meeting shall state the purpose or purposes for which the meeting has been called, pursuant to Section 3 of this Article, and the business transacted at all special meetings shall be confined to the purpose or purposes stated in the notice.

Section 8.  Meeting Procedures.  The Board of Directors shall determine who shall preside as chairperson of any meeting and preside over such meeting.  In the absence of such determination, the President of the Corporation shall preside at a shareholders’ meetings, and in the absence of the President, the Chairperson shall preside.  The chairperson presiding over the shareholders’ meeting may establish such rules and regulations for the conduct of the meeting as he/she may deem to be reasonably necessary or desirable for the orderly and expeditious conduct of the meeting.  In advance of any meeting of shareholders, the Board shall appoint any persons other than nominees for director as inspectors of election to act at such meeting or any adjournment thereof. The number of inspectors shall be either one or three. If the Board so appoints either one or three such inspectors, that appointment shall not be altered at the meeting. In case any person appointed as inspector fails to appear or refuses to act, the vacancy may be filled by appointment by the Board in advance of the meeting or at the meeting by the Chairperson of the Board or the President.

Unless otherwise prescribed by applicable law or regulation, the duties of such inspectors shall include: determining the number of shares of stock and the voting power of each share, the shares of stock represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies; receiving votes, ballots or consents; hearing and determining all challenges and questions in any way arising in connection with the right to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all stockholders.

The chairperson of any meeting of shareholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her to be appropriate.

Section 9.  Waiver of Notice.  Any shareholder, or the representative entitled to vote any shares so represented, may waive notice of any shareholder meeting by executing a written waiver of such notice either before, at or after such meeting; provided, however, that the attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting, the lack of notice of such meeting, shall constitute a waiver of notice by him or her.

Section 10.  Written Action.  Any action which might be taken at a meeting of the shareholders may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon, and in satisfaction of any other requirements of the New York Business Corporation Law, as the same may be amended from time to time.

Section 11.  Notice of Nominations and New Business

(a)Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the shareholders may be made for an annual meeting of shareholders (i) pursuant to the Corporation’s notice with respect to such meeting, (ii) by or at the direction of the Board of Directors, or (iii) by any stockholder of record of the Corporation who was a shareholder of record at the time of the giving of the notice provided for in the following paragraphs, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 11.

(b)For nominations, including nominations by shareholders pursuant to Rule 14a-19 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of Section 11(a), (1) the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation (the “Notice”), (2) such business must be a proper matter for shareholder action under the New York Business Corporation Law, and (3) the Notice must include the information required hereunder.  To be timely, a shareholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety (90) days prior to the anniversary date of the Corporation’s proxy materials for the preceding year’s annual meeting of shareholders; provided, however, if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.  A shareholder’s Notice must include the following information:

●	A statement that the writer is a shareholder and is proposing a candidate for consideration by the Board or is proposing business for the consideration by the shareholders of the Corporation;
●	The name and address of the shareholder as they appear on the Corporation’s books, and number of shares of the Corporation’s common stock that are owned beneficially by such shareholder (if the shareholder is not a holder of record, appropriate evidence of the shareholder’s ownership will be required);
●	A statement as to whether the shareholder is being compensated, financed or indemnified by any third party for making the proposal;
●	As to a nomination for election to the Board, the name, address and contact information for the candidate, and the number of shares of common stock of the Corporation that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the shareholder’s ownership should be provided);
●	As to a nomination for election to the Board, a statement of the candidate’s business and educational experience, detailed information about any agreement, relationship, arrangement or understanding between the proposing shareholder, any of its respective affiliates or associates and the candidate or others acting in concert with the proposing shareholder (including their identities) in connection with the nomination;
●	As to a nomination for election to the Board of Directors, a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected and such person’s signed, written consent to be named in the proxy materials related to the annual meeting;
●	As to a nomination for election to the Board of Directors, a statement that such shareholder will notify the Corporation as promptly as practicable of any determination by the shareholder to no longer solicit proxies in support of the director nominees other than the Corporation’s nominees;
●	As to any business that the shareholder proposes to bring before the meeting, a brief description of such business;
●	Such other information regarding the candidate or the business proposed as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A, including as to a proposal for business to be considered, any material interest that the shareholder has with respect to the business being proposed;

●	A statement detailing any relationship between the proposing shareholder, any candidate for election to the Board, and any customer, supplier or competitor of the Corporation and its affiliates; and
●	A statement as to whether such shareholder intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares as is required by the Exchange Act and the rules and regulations thereunder and as required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees and whether such shareholder intends to solicit proxies in support of director nominees other than the Corporation’s nominees in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

(c)Only persons nominated in accordance with the procedures set forth in this Section 11 shall be eligible to be presented and voted upon at a meeting of shareholders and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 11.  The chairperson of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for shareholder action at the meeting and shall be disregarded.

(d)Any shareholder who wishes to and provides notice of their intent to solicit proxies in support of director nominees other than the Corporation’s nominees must satisfy all of the requirements of Rule 14a-19 under the Exchange Act.  Unless otherwise required by law, if any shareholder (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (ii) subsequently fails to comply with any requirements of Rule 14a-19 under the Exchange Act or any other rules or regulations thereunder, then the Corporation shall disregard any proxies or votes solicited for such nominee(s) and such nomination(s) shall be disregarded. Any notice provided by any shareholder pursuant to Rule 14a-19 under the Exchange Act must include a statement of the shareholder’s intent to comply with Rule 14a-19 and specifically reference Rule 14a-19(a)(3) under the Exchange Act or otherwise state that such shareholder intends to solicit the holders of shares representing at least sixty-seven percent (67%) of the voting power of the Corporation’s outstanding shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees.  In the event of any change with respect to the shareholder’s intent to solicit the holders of shares representing at least sixty-seven percent (67%) of the voting power of the Corporation’s shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees, or with respect to the names of such shareholder nominees, such shareholder must notify the Corporation promptly.  Upon request by the Corporation, if a shareholder provides notice of their intent to solicit proxies in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act, such shareholder shall deliver to the Corporation, no later than five (5) business days before the applicable meeting of shareholders, reasonable evidence (as determined by the Corporation in good faith) that it has met the requirements of the Exchange Act and the rules and regulations promulgated thereunder, including Rule 14a-19.

(e)The number of directors that may be nominated by a shareholder pursuant to this Section 11 may not exceed the number of directors eligible for re-election.

(f)In the event that the Corporation receives proxies or votes for disqualified or withdrawn nominees, such votes shall be treated as abstentions.

(g)For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(h)Notwithstanding the foregoing provisions of this Section 11, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 11.  Nothing in this Section 11 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or to solicit proxies in support of director nominees other than the Corporation’s nominees pursuant to Rule 14a-19 under the Exchange Act.

ARTICLE II

DIRECTORS

Section 1.  General.  The property, affairs and business of the Corporation shall be managed under the direction of the Board of Directors, each of whom shall be at least eighteen (18) years of age.  The Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, regulation, the Certificate of Incorporation or these Bylaws directed or required to be exercised or done by the shareholders.

Section 2.  Number and Qualifications.  The Board of Directors of the Corporation shall consist of not less than five (5) nor more than twenty-five (25) directors, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board of Directors; provided, however, that no decrease in number shall shorten the term of any incumbent director.  Each director shall at all times own at least such minimum number of shares as may be required under the applicable guidelines promulgated by the Board of Directors from time to time.

Section 3.  Term.  The Board of Directors shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible.  Each director shall serve a term ending on the date of the third annual meeting following the annual meeting at which such director was elected.

Section 4.  Organization Meeting.  As soon as practicable after each annual election of directors, the Board of Directors shall meet at the office of the Corporation, or at such other place within or without the State of New York as may be designated by the Board of Directors, for the purpose of electing the officers of the Corporation and for the transaction of such other business as shall come before the meeting.

Section 5.  Regular Meetings.  Regular meetings of the Board of Directors shall be held on such day, at such hour, and at such place, consistent with applicable law, as the Board shall from time to time designate or as may be designated in any notice from the Secretary of the Corporation calling the meeting. Notice need not be given of regular meetings of the Board of Directors which are held at the time and place designated by the Board of Directors.

Section 6.  Special Meetings.  The Chairperson of the Board (if any) or the President may call and, at the request of any two directors, must call, a special meeting of the Board of Directors.

Section 7.  Notice of Meetings.  Notice of special meetings of the Board of Directors shall be given at least twenty-four (24) hours in advance thereof by mail, telephone, telegram, facsimile transmission, e-mail, delivery service, or in person, or upon five (5) days’ notice if given by mail.

Section 8.  Waiver of Notice.  Notice of any meeting of the Board of Directors may be waived by a director either before, at, or after such meeting in a writing signed by such director; provided, however, that a director, by his attendance and participation in any action taken at any meeting of the Board of Directors, shall be deemed to have waived notice of such meeting.

Section 9.  Director and Committee Action by Conference Telephone.  Any one or more members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board or committee by means of a conference telephone or similar equipment which allows all persons participating in the meeting to hear each other at the same time.  Participation by such means shall constitute presence in person at such a meeting.

Section 10.  Quorum.  A majority of the whole Board of Directors shall constitute a quorum for the transaction of business, except that when a vacancy or vacancies exist, a majority of the remaining directors shall constitute a quorum.  At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law.

Section 11.  Vacancies.  Any vacancy occurring in the Board of Directors (by reason of death, resignation, removal for cause, increase in number pursuant to Section 2 of this Article, or otherwise) may be filled by the affirmative vote of a majority of the Board, unless otherwise required by the Certificate of Incorporation.  A director elected to fill a vacancy shall be elected to serve until the next annual meeting of shareholders, regardless of whether the other members of the class to which such director is elected are required to stand for election or re-election at such meeting.

Section 12.  Removal.  At any meeting of shareholders called expressly for that purpose, any director or the entire Board of Directors may be removed, but only for cause unless the Certificate of Incorporation permits removal of directors without cause.

Section 13.  Chairperson of the Board.  The Board of Directors shall appoint one of its members to be Chairperson of the Board to serve at the pleasure of the Board.  He or she shall preside at all meetings of the Board of Directors.  In addition to any specific powers conferred by these Bylaws, he or she shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him or her by the Board of Directors.

Section 14.  Secretary to the Board.  The Board of Directors may appoint a Secretary to the Board who shall keep the minutes of its meetings instead of the Secretary of the Corporation.  The said person need not be a member of the Board of Directors.

Section 15.  Compensation.  Directors may receive such compensation as may be determined, from time to time by resolution of the Board of Directors.  All directors may receive their expenses, if any, of attendance at meetings of the Board of Directors or any committee thereof, if approved by resolution of the Board of Directors.  Nothing herein contained shall be construed to preclude any director from serving this Corporation in any other capacity and receiving proper compensation therefore.

Section 16. Eligibility and Mandatory Retirement.  No person shall be eligible to be elected or appointed as a director if he or she will have attained the age of seventy-five (75) years on or prior to the date of his or her election or appointment, provided that the Board of Directors may approve the nomination for re-election of a director who will have attained the age of seventy-five (75) years on or prior to the date of his or her re-election if the Board of Directors determines that such nomination is in the best interest of the Corporation.  This Section 16 shall not apply to individuals who served on the Corporation’s Board of Directors as of October 15, 2017.

Section 17.  Director Emeritus Designation.  The Board of Directors may, in its discretion, confer upon a director who retires or resigns the designation of “Director Emeritus.” Such designation shall be honorary only and the person so designated shall not have any of the rights or duties of a director.  If invited by the Board of Directors, a Director Emeritus may attend a meeting of the Board.

ARTICLE III

COMMITTEES

Section 1.  Committees of the Board of Directors.

(a)General Provisions.  The Board of Directors may appoint from among its members an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and such other committees, including an Executive Committee, as the Board of Directors deems necessary or desirable.  The Board of Directors may delegate to any committee so appointed any of the powers and authorities of the Board of Directors to the fullest extent permitted by the New York Business Corporation Law and any other applicable law.
(b)Composition.  Each committee shall be composed of one or more directors or any other number of members specified in these Bylaws or in the charter under which such committee operates. The Chairperson of the Board may recommend committees, committee memberships, and committee chairs to the Board of Directors.  The Nominating and Corporate Governance Committee may also recommend committees, committee memberships, and committee chairs to the Board of Directors pursuant to its charter.  The Board of Directors shall have the power at any time to appoint the chairperson and the members of any committee, change the membership of any committee, to fill all vacancies on committees, to designate alternate members to replace or act in the place of any absent or disqualified member of a committee, or to dissolve any committee.  If the Board of Directors does not appoint the chairperson of any committee, the members of such committee may appoint a chairperson.  A member of a committee may resign from that committee at any time by giving written notice of such resignation to the Chairperson of the Board.  Unless otherwise specified therein, such resignation from the committee shall take effect upon receipt thereof.

(c)Issuance of Stock.  If the Board of Directors has given general authorization for the issuance of stock providing for or establishing a method or procedure for determining the maximum number of shares to be issued, a committee of the Board of Directors, in accordance with that general authorization or any stock option or other plan or program adopted by the Board of Directors, may authorize or fix the terms of stock subject to classification or reclassification and the terms on which any stock may be issued, including all terms and conditions required or permitted to be established or authorized by the Board of Directors.  Any committee so designated may exercise the power and authority of the Board of Directors if the resolution that designated the committee or a supplemental resolution of the Board of Directors shall so provide.

Section 2.  Conduct of Business.  Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law.  Adequate provision shall be made for notice to members of all meetings; one-third of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present.  Action may be taken by any committee without a meeting if a unanimous consent, which sets forth the action, is given in writing or by electronic transmission by each member of the committee and filed in paper or electronic form with the minutes of the proceedings of such committee.  The members of any committee may conduct any meeting thereof by conference telephone or other communications equipment in accordance with the provisions of Section 9 of Article II.

Section 3. Executive Committee.  An Executive Committee of not fewer than three (3) members may be elected by and from the Board of Directors.  The Executive Committee may exercise all of the powers of the Board of Directors when the Board of Directors is not in session, subject at all times to the limitations provided in the New York Business Corporation Law, applicable rules of the SEC or The New York Stock Exchange, and the direction and control of the Board of Directors.  Members of the Executive Committee shall serve at the pleasure of the Board of Directors.

ARTICLE IV

OFFICERS

Section 1.  Number.  The officers of the Corporation shall be a Chairperson of the Board of Directors, a Chief Executive Officer, a President, a Chief Financial Officer, and a Secretary, and such other officers, including a Treasurer, one or more Executive Vice Presidents, one or more Senior Vice Presidents, or one or more Vice Presidents, as the Board of Directors, in its discretion, may deem necessary.  Any two offices, except those of President and Secretary, may be held by one person.

Section 2.  Election, Term of Office, Qualifications.  At each organization meeting of the Board of Directors the Board shall elect all of the officers of the Corporation.  The President may appoint Vice Presidents, subject to Board ratification.  All officers of the Corporation shall hold office until the annual meeting of the Board next succeeding their election to office, or until the election and qualification of their respective successors, unless otherwise determined by the Board.

Section 3. Chairperson of the Board of Directors.  The Chairperson of the Board of Directors, if one be elected, shall preside at all meetings of the Board of Directors and he or she shall have and perform such other duties as from time to time may be assigned to him by these Bylaws and the Board of Directors.

Section 4.  Chief Executive Officer.  The Board of Directors shall appoint one of its members to be the Chief Executive Officer of the Corporation, who may also serve as President.  In the absence of the Chairperson, he or she shall preside at meetings of the Board of Directors and at the Annual Meeting of Shareholders.  The Chief Executive Officer shall have general executive powers, and shall have and may exercise any and all other powers and duties conferred by these Bylaws and otherwise pertaining by law, regulation or practice to the office of Chief Executive Officer.  He or she shall also have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned to, him or her by the Board of Directors.

Section 5.  President.  The Board of Directors shall appoint one of its members to be President of the Corporation, who may also serve as Chief Executive Officer of the Corporation.  He or she shall have general executive powers, and shall have and may exercise any and all other powers and duties conferred by these Bylaws and otherwise pertaining by law, regulation or practice to the office of President.  He or she shall also have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned to, him or her by the Board of Directors or the Chief Executive Officer.  In the absence of the Chief Executive Officer, he or she shall perform all the duties of the Chief Executive Officer.

Section 6.  Vice President (including Executive Vice President and Senior Vice President).  Each Vice President shall have such powers and shall perform such duties as may be specified in the Bylaws or prescribed by the Board of Directors or by the Chief Executive Officer or the President.  In the event of absence or disability of the President, Vice Presidents shall succeed to his or her power and duties in the order designated by the Board of Directors.

Section 7.  Secretary.  The Secretary of the Corporation shall keep accurate minutes of all meetings of the shareholders and the Board of Directors, shall give proper notice of meetings of shareholders and directors, and shall perform such other duties and have such other powers as the Board of Directors or the President may from time to time prescribe.  However, the Board of Directors may, in its discretion, appoint additionally a Secretary to the Board who shall keep the minutes of its meetings instead of the Secretary of the Corporation.

Section 8.  Chief Financial Officer.  The Chief Financial Officer shall have the responsibility for maintaining the financial records of the Corporation.  The Chief Financial Officer may be designated the Treasurer.  He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation.  He or she shall have power to endorse for deposit all notes, checks and drafts received by the Corporation.  The Chief Financial Officer shall also perform such other duties as the Board of Directors, the Chief Executive Officer and the President may from time to time prescribe.  Subject to the direction of the Board of Directors, a Treasurer shall have the power to sign all stock certificates.

Section 9.  Additional Officers and Agents.  The Board of Directors, at its discretion, may appoint one or more assistant treasurers, one or more assistant secretaries, and such other officers or agents as it may deem advisable, and may prescribe the duties of any such officer or agent.

Section 10.  Miscellaneous. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, the President or any Officer of the Corporation authorized by the Chief Executive Officer or the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of shareholders of or with respect to, any action of shareholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V

SHARES

Section 1.  Certificates; Direct Registration System.  Shares of stock of the Corporation may be certificated or uncertificated, as provided by the laws of the State of New York.

Section 2.  Stock Certificates.  Certificates of stock shall bear the seal of the Corporation and the signature of two persons.  One shall be the signature of the Chairperson of the Board, the Chief Executive Officer, the President or a Vice President.  The other shall be the signature of the Secretary of the Corporation, an Assistant Secretary, the Treasurer, or an Assistant Treasurer.  Such signatures may be manual signatures or facsimiles thereof.  If the transfer agent or registrar of the Corporation is other than the Corporation, an affiliate or its employee, a certificate bearing facsimile signatures shall be manually countersigned by the transfer agent or registrar of the Corporation, and the requirement for such countersignature by any such independent transfer agent or registrar shall be conspicuously noted on the face of the certificate.  Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the Corporation upon surrender of the certificate properly endorsed.

Section 3.  Uncertificated Shares.  Shares may also be evidenced by registration in the holder's name in uncertificated, book-entry form on the books of the Corporation in accordance with a direct registration system approved by the SEC and by any securities exchange on which the stock of the Corporation may from time to time be traded.

Section 4.  Transfers.  Shares of stock shall be transferable on the books of the Corporation upon receipt by the Corporation or its transfer agent of appropriate documents evidencing such transfer and, in the case of stock represented by a certificate, upon surrender of such certificate.  Subject to the foregoing, the Board of Directors shall have power and authority to make such rules and regulations as it shall deem necessary or appropriate concerning the issue, transfer, and registration of shares of stock of the Corporation, and to appoint and remove transfer agents and registrars of transfers.  A transfer book shall be kept in which all transfers of stock shall be recorded.  Every person becoming a shareholder by such transfer shall succeed to all rights and liabilities of the prior holder of such shares.

Section 5.  Loss of Certificates.  Any shareholder claiming loss or destruction of a stock certificate shall make an affidavit of that fact and, unless waived by the Chief Executive Officer, the President, the Chief Financial Officer or Treasurer, shall give the Corporation a bond of indemnity to indemnify the Corporation against any claim which may be made against it on account of the reissue of such certificate, whereupon a new certificate may be issued in the same tenor and for the same number of shares as the one alleged to have been destroyed or lost.

ARTICLE VI

DIVIDENDS

Section 1.  Dividends.  Subject to the provisions of the Certificate of Incorporation, these Bylaws and applicable law, the Board of Directors may declare dividends at such times and in such amounts as the Board shall deem advisable.

Section 2.  Record Date.  Subject to applicable law and the provisions of the Certificate of Incorporation, the Board of Directors may fix a date preceding the date fixed for the payment of any dividend or allotment of other rights as the record date for the determination of the shareholders entitled to receive payment of such dividend or allotment of such rights; and in such case only shareholders of record on the date so fixed shall be entitled to receive such payment or allotment notwithstanding any transfer of shares on the books of the Corporation after such record date.  The Board of Directors may close the books of the Corporation against the transfer of shares during the whole or any part of such period.

ARTICLE VII

BOOKS AND RECORDS; FISCAL YEAR

Section 1.  Books and Records.  The Board of Directors of the Corporation shall cause to be kept in the office of the Corporation:

(a)a share register, giving the names and addresses of the shareholders, the number and classes of shares held by each, and the dates on which the certificates therefore were issued; provided that such records may be kept at the offices of the Corporation’s registrar and transfer agent;

(b) records of all proceedings of shareholders and directors;

(c)such other records and books of account as shall be necessary and appropriate to the conduct of the corporate business; and

(d) Bylaws of the Corporation and all amendments thereto.

ARTICLE VIII

INSPECTION OF BOOKS

Section 1.  Examination by Shareholders.  Every shareholder of the Corporation and every holder of a voting trust certificate shall have the right to examine, in person or by agent or attorney authorized in writing to represent the shareholder, at any reasonable time or times, for any proper purpose, and at the place or places where usually kept, the share register, books of account and records of the proceedings of the shareholders and directors and to make extracts therefrom in accordance with the requirements of the New York Business Corporation Law.

ARTICLE IX

INDEMNIFICATION, CONTRACT WITH THE CORPORATION AND

LIABILITY INSURANCE

Section 1.  Indemnification.  Any person who at any time shall serve or shall have served as a director or officer of the Corporation, including any such director or officer who, at the request of the Corporation, shall serve or shall have served any other Corporation, association, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, trustee, officer, employee, or in any other capacity, and the heirs, executors and administrators of such person, shall be indemnified by the Corporation in accordance with and to the fullest extent permitted by New York law, including the Business Corporation Law of the State of New York, as the same exists or may hereafter be amended.  This right of indemnification shall include the right of a director or officer to receive payment from the Corporation for expenses incurred in defending or appealing any such action or proceeding in advance of its final disposition; provided that the payment of expenses in advance of the final disposition of an action or proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it should be determined ultimately that the director or officer is not entitled to be indemnified. The foregoing rights of indemnification, reimbursement and advancement shall not be exclusive of other rights to which such person may be entitled.

Section 2.  Contract with the Corporation.  The provisions of this Article shall be deemed to be a contract between the Corporation and each director and officer of the Corporation who serves in any such capacity at any time while this Article and the relevant provisions of New York law, as the same exists or may hereafter be amended, may be in existence; and any amendment of any such law or of this Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

Section 3.  Liability Insurance.  The Corporation shall have the power, to the fullest extent permitted by New York law, as the same exists or may hereafter be amended, to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such whether or not the Corporation would have the power to indemnify him or her against any such liability under the provisions of this Article.

ARTICLE X

AMENDMENTS

Section 1.  Power to Amend.  Subject to Section 2 of this Article, these Bylaws may be amended by a vote of the majority of the whole Board of Directors at any meeting.

Section 2.  Shareholder Amendments.  Notwithstanding the provisions of Section 1 of this Article, the shareholders may amend or repeal any Bylaw by affirmative vote of fifty percent (50%) or more of the outstanding shares of capital stock of the Corporation entitled to vote generally, cast at any annual meeting or at any special meeting of shareholders called for such purpose.